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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board Of Directors
Applied Science And Technology, Inc.:

   We consent to the inclusion of our report dated July 23, 1999, except for note 20, as to which the date is August 24, 1999, with respect to the consolidated balance sheets of Applied Science and Technology, Inc. and subsidiaries as of June 26, 1999 and June 27, 1998 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 26, 1999, which report appears in this Registration Statement, and to the reference to our firm under the heading "Experts" in this Registration Statement.

                                          /s/ KPMG LLP

Boston, Massachusetts

March 3, 2000